Exhibit 99

NEWS

INVESTOR CONTACT: (818) 225-3550

David Bigelow or Lisa Riordan

COUNTRYWIDE REPORTS 2006 THIRD QUARTER RESULTS

─ Quarterly Diluted EPS of $1.03 Drove Year-to-Date EPS to a Record 9-Month $3.29 ─

—           2006 Guidance Revised to $4.10 to $4.50 per Diluted Share —

— Board Authorizes Share Repurchase Program —

CALABASAS, CA (October 24, 2006) — Countrywide Financial Corporation (NYSE: CFC) today announced results for the third quarter and nine months ended September 30, 2006.  Key results include the following:

Table 1	Quarter Ended			Nine Months Ended
($ in millions, except per share amounts)	Sept 30, 2006	Sept 30, 2005	% Change	Sept 30, 2006	Sept 30, 2005	% Change
Consolidated Company
Revenues	$2,822	$2,712	4%	$8,659	$7,424	17%
Net Earnings	$648	$634	2%	$2,053	$1,889	9%
Diluted EPS	$1.03	$1.03	0%	$3.29	$3.07	7%
Total Assets ($ in billions)	$193	$171	13%
Key Segment Pre-tax Earnings
Mortgage Banking	$424	$703	(40%)	$1,609	$2,001	(20%)
Banking	$371	$278	33%	$1,037	$745	39%
Capital Markets	$141	$92	53%	$454	$319	42%
Insurance	$91	$(32)	N/M	$245	$80	206%
Key Operating Statistics ($ in billions)
Total Loan Fundings	$115	$147	(22%)	$337	$360	(6%)
Ending Loan Servicing Portfolio	$1,244	$1,048	19%
Ending Assets of Banking Operations	$88	$71	24%

“Countrywide achieved strong results in the Banking, Capital Markets and Insurance segments, while the Mortgage Banking segment continued to experience the effects of a transitional market,” said Angelo R. Mozilo, Chairman and Chief Executive Officer.  “Interest rates declined significantly during the quarter, putting pressure on Loan Servicing sector earnings.  Despite the decrease in interest rates, real estate finance activity continued to moderate and, as a result, Loan Production sector earnings also declined.  However, consistent with the design of our Macro Hedge, we expect the Loan Production sector’s fourth quarter results to benefit from increased refinance funding activity stemming from the third quarter decline in interest rates.  While third quarter diluted earnings per share of $1.03 remained unchanged compared to the third quarter a year ago, diluted earnings per share of $3.29 for the nine months of 2006 was up 7 percent and represented a new nine-month record.

“We anticipate the fourth quarter of 2006 will be characterized by a continued slowdown in purchase volume beyond typical seasonality.  However, should interest rates remain at their current levels or move lower, we expect that increased refinance activity will mitigate this decline.  We also continue to expect that margins will remain under pressure and that pricing will remain competitive as the mortgage market consolidates.  In addition, pay-option loans — which have historically provided higher margins — are declining as a percentage of total production and have experienced margin erosion, and this trend may continue.

“In response to changing market conditions, management has initiated an expense and headcount reduction program.  By year end, we expect that this program will generate an annualized cost savings run rate of over $500 million.

“Additionally, as previously announced, management is executing a capital optimization plan and the Board of Directors has authorized a share repurchase program of up to $2.5 billion.  In connection with this program, the Company intends to repurchase $1 billion to $2 billion of its common stock in the fourth quarter financed through the issuance of high equity-content debt securities.

“While we expect the continuation of a transitional environment in the near term, we are bullish on the positive long-term growth prospects for the mortgage lending industry and Countrywide in particular, as a result of the proven power of our business model and our strategic positioning.  We believe Countrywide’s core strategies of profitable market share expansion, growth in our mortgage loan investment portfolio and associated spread income, continued synergistic diversification, and ongoing capital optimization will continue to deliver long-term shareholder value.”

BUSINESS SEGMENT PERFORMANCE

Mortgage Banking

The table below highlights the Mortgage Banking segment’s financial performance for the third quarter and nine months of 2006:

Table 2	Quarter Ended			Nine Months Ended
($ in millions)	Sept 30, 2006	Sept 30, 2005	% Change	Sept 30, 2006	Sept 30, 2005	% Change
Pre-tax Earnings (1)
Production	$281	$414	(32%)	$889	$1,558	(43%)
Servicing	123	258	(52%)	651	364	79%
Closing Services	20	31	(36%)	68	79	(14%)
Total Mortgage Banking	$424	$703	(40%)	$1,609	$2,001	(20%)
% Contribution to total pre-tax earnings	41%	67%		48%	64%

(1) Numbers may not total exactly due to rounding

Mortgage Banking segment pre-tax earnings declined 40 percent for the quarter and 20 percent for the nine months when compared to the same periods a year ago.  The year-over-year quarterly decline was the result of decreases in all three sectors:  Loan Production, Loan Servicing and Loan Closing Services, the details of which are provided in the sections below.  Third quarter earnings were lower than the second quarter of 2006 primarily because the MSR and retained interest valuation changes, net of the hedge, represented a loss of $173 million in the third quarter.  This compares to a loss of $1 million in the second quarter, a negative swing of $172 million.

For the nine months, the decrease in the Mortgage Banking segment pre-tax earnings was primarily related to increased expenses resulting from our investment in sales force and branch network expansion, as well as a reduction in the expense deferred under SFAS 91 primarily due to a lower deferral rate and lower production volume.  However, greater Loan Servicing sector profitability in the nine months of 2006 versus the nine months of 2005 partially offset these negative factors.

Loan Production

The Loan Production sector is comprised of the following distribution channels: prime and nonprime consumer-direct lending through Countrywide Home Loans’ 996-branch retail system, call center operations and the Internet; wholesale lending through a network of mortgage brokers; correspondent lending which buys closed loans from other financial institutions such as independent mortgage companies, commercial banks, savings and loans and credit unions; and loans originated through Countrywide Bank for sale into the secondary mortgage market.

Overall quarterly Loan Production sector margins on both a sequential and year-over-year basis are detailed below:

Table 3
Loan Production Sector (1)	Quarter Ended
($ in millions)	Sept 30, 2006	%(2)	June 30, 2006	%(2)	Sept 30, 2005	%(2)
Gain on sale of loans	$1,166	1.10%	$1,308	1.26%	$1,174	0.90%
Net warehouse spread	155	0.14%	107	0.10%	141	0.11%
Miscellaneous income	92	0.09%	67	0.07%	70	0.05%
Total revenues	1,413	1.33%	1,482	1.43%	1,384	1.06%
Operating expenses	(979)	(0.92%)	(1,021)	(0.99%)	(859)	(0.65%)
Allocated corporate expenses	(153)	(0.15%)	(137)	(0.13%)	(111)	(0.09%)
Total expenses	(1,132)	(1.07%)	(1,158)	(1.12%)	(971)	(0.74%)

Total Loan Production sector pre-tax earnings	$281	0.26%	$325	0.31%	$414	0.32%

Total Mortgage Banking loan funding volume	$106,252		$103,635		$131,126

(1) Numbers may not total exactly due to rounding

(2) Percentage based on loan production volume

Pre-tax earnings for the Loan Production sector decreased, in dollars and as a percentage of loans produced, from the second quarter of 2006 primarily as a result of a decline in gain-on-sale margins which is detailed in Table 4 below.  This was offset by an increase in net warehouse spread, which grew as a result of a higher average inventory balance.  In addition, miscellaneous income grew as a result of an increase in fulfillment fees that were paid to the Loan Production sector by Banking Operations for services performed on the Bank’s investment mortgage loans.  Operating expenses decreased primarily as a result of both our expense reduction initiatives and the shift in the mix of loan production to the lower-cost correspondent channel.

Compared to the third quarter of 2005, Loan Production sector pre-tax earnings were down primarily as a result of increased costs that resulted from our investment in growing the loan sales force and branch distribution network as well as a reduction in the SFAS 91 deferral amount primarily due to a lower deferral rate and lower production volume.  This was partially offset by an increase in total revenues.  Revenues increased as a result of a 24 basis point improvement in prime gain-on-sale margins, partially offset by an $18 billion decline in prime loans sold.

Table 4
Loan Production Sector (1)	Quarter Ended
($ in millions)	Sept 30, 2006	June 30, 2006	Sept 30, 2005
Prime
Production	$87,713	$82,229	$109,383
Loans sold	$84,656	$79,175	$102,886
Gain on sale (“GOS”)	$847	$972	$778
GOS as % of loans sold	1.00%	1.23%	0.76%

Nonprime
Production	$9,336	$10,171	$11,399
Loans sold	$10,585	$9,896	$7,556
GOS	$144	$200	$173
GOS as % of loans sold	1.36%	2.02%	2.28%

Home Equity
Production	$9,203	$11,235	$10,344

Initial securitization/sale
Loans sold	$10,856	$4,702	$10,188
GOS	$138	$92	$196
GOS as % of loans sold	1.27%	1.95%	1.93%

Subsequent draws
Loans sold	$1,022	$1,199	$746
GOS	$37	$44	$27
GOS as % of loans sold	3.64%	3.67%	3.59%

Total production	$106,252	$103,635	$131,126
Total loans sold	$107,119	$94,972	$121,376
Total GOS	$1,166	$1,308	$1,174
Total GOS as % of loans sold	1.09%	1.38%	0.97%
Total GOS as % of loans produced	1.10%	1.26%	0.90%

(1) Numbers may not be exact due to rounding

For the third quarter of 2006, overall gain-on-sale margins as a percentage of loans sold decreased 29 basis points from the prior quarter to 109 basis points.  This decline resulted from declines in all three product categories.  Prime margins declined between the second and third quarters primarily as a result of competitive pressure and lower relative sales prices of adjustable-rate loans, including pay-option loans.  Nonprime margins declined between the second and third quarters as a result of deterioration in credit spreads for highly leveraged second lien borrowers and competitive market conditions. Home equity gain on sale declined as a result of competitive pricing pressures, increased cost of credit enhancement, and wider secondary market spreads.  Additionally, because the inventory of nonprime and home equity loans did not qualify for hedge accounting pursuant to SFAS 133, there were timing mismatches affecting the second and third quarters wherein hedging gains and losses, and offsetting losses and gains from the sale of the related loans were or will be recognized in different periods.  Specifically, losses on the sale of loans in the third quarter were offset by hedging gains recorded in the second quarter.  Furthermore, hedging losses recorded in the third quarter attributable to interest rate declines during the quarter are expected to be offset by greater gain on sale of the associated loans in the fourth quarter.

Overall gain-on-sale margins as a percentage of loans sold increased 12 basis points year over year primarily as a result of improved margins on prime loans, partially offset by a decline in nonprime and home equity margins.  The year-over-year decrease in nonprime and home equity margins resulted from factors similar to those that contributed to the sequential quarter decline in margins.

Loan Servicing

The Loan Servicing sector reflects the performance of mortgage servicing rights (MSRs) and retained interests associated with Countrywide’s owned servicing portfolio.  Since MSRs generally perform best in higher interest rate environments, management expects that earnings from these assets will, over the long term, act as a natural counter-balance to earnings from the Loan Production sector, which typically performs best in lower interest rate environments.  Countrywide also manages a financial hedge within the Loan Servicing sector to further counteract valuation changes in MSRs and retained interests.

The Loan Servicing sector’s income statement and key operational metrics are displayed below:

Table 5
Loan Servicing Sector (1)	Quarter Ended
($ in millions)	Sept 30, 2006	% (2)	June 30, 2006	% (2)	Sept 30, 2005	% (2)
Servicing fees, net of guarantee fees	$941	0.311%	$940	0.324%	$826	0.333%
Miscellaneous fees	168	0.055%	135	0.046%	135	0.054%
Income from retained interests	124	0.041%	129	0.044%	108	0.043%
Escrow balance income	238	0.079%	207	0.071%	119	0.048%
Realization of expected MSR cash flows	(807)	(0.267%)	(768)	(0.264%)	-	-
Amortization of MSRs	-	-	-	-	(653)	(0.263%)
Operating revenues	663	0.219%	642	0.221%	536	0.215%

Change in fair value of MSRs	(1,067)	(0.353%)	569	0.196%	-	-
Recovery of MSRs	-	-	-	-	915	0.369%
(Impairment) recovery of retained interests	(140)	(0.046%)	52	0.018%	(62)	(0.025%)
Servicing hedge gains (losses)	1,034	0.342%	(621)	(0.214%)	(837)	(0.337%)
Valuation changes, net of servicing hedge	(173)	(0.057%)	(1)	0.000%	16	0.007%

Total revenues	491	0.162%	641	0.221%	552	0.222%

Operating expenses	(182)	(0.060%)	(187)	(0.065%)	(185)	(0.074%)
Allocated corporate expenses	(21)	(0.007%)	(21)	(0.007%)	(17)	(0.007%)
Interest expense	(164)	(0.054%)	(153)	(0.053%)	(92)	(0.037%)
Total expenses	(367)	(0.121%)	(362)	(0.125%)	(294)	(0.118%)

Total Loan Servicing sector pre-tax earnings	$123	0.041%	$279	0.096%	$258	0.104%

Average servicing portfolio ($ in billions)	$1,209		$1,162		$993

MSR portfolio capitalization rate	1.34%		1.44%		1.24%

(1) Numbers may not total exactly due to rounding

(2) Percentage based on average servicing portfolio; computation is annualized

Quarterly Loan Servicing sector pre-tax earnings decreased year over year because the valuation changes of MSRs and retained interests, net of the hedge, were a loss of $173 million in the third quarter of 2006, which compares to valuation changes, net of hedge, in the third quarter of 2005 of $16 million – a negative swing of $189 million.   This unfavorable comparison was partially offset by third quarter 2005 hurricane losses of $51 million, which were not repeated in the third quarter of 2006.

Delinquencies in the servicing portfolio were 4.50 percent at September 30, 2006, which compares to 4.03 percent at September 30, 2005.  Foreclosures in the servicing portfolio were 52 basis points at September 30, 2006, which compares to 42 basis points at September 30, 2005.  The year-over-year increase in delinquencies and foreclosures are primarily the result of portfolio seasoning, product mix and changing economic and housing market conditions.  The weighted average age of the portfolio at September 30, 2006 was 21 months, while the age at September 30, 2005 was 18 months.  The

Company believes its asset valuations and reserves for credit losses are appropriate for the increase in delinquencies.

Loan Closing Services

Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations.  The LandSafe companies’ quarterly pre-tax earnings of $20 million decreased from $31 million in the third quarter last year, primarily as a result of a decrease in fundings in the consumer and wholesale channels as well as an increase in expenses.  Expenses increased as a result of the Company’s hiring of approximately 100 additional staff appraisers and reviewers, an initiative to enhance our appraisal quality controls.

BANKING

The Banking segment includes the fee and investment activities of Countrywide Bank, N.A. (“Banking Operations”) and Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers.  The Bank provides Countrywide with expanded product capabilities, a low cost source of funds, liquidity, and portfolio lending capabilities that result in substantial recurring earnings.  The Bank invests primarily in high-quality residential mortgage loans sourced primarily from the Loan Production sector and, to a lesser extent, the secondary market.  It funds these assets through its retail deposit franchise, which is comprised of an expanding national financial center network of 93 locations (most of which are located in existing Countrywide retail offices), call centers, and Internet presence.  The Bank leverages its deposit base through a variety of wholesale funding activities.

Key financial and operational results for the Banking segment as well as the Banking Operations sector are noted in Tables 6 and 7 below with additional details in tables at end of this release:

Table 6
Banking Segment Pre-tax Earnings	Quarter Ended			Nine Months Ended
($ in millions)	Sept 30, 2006	Sept 30, 2005	% Change	Sept 30, 2006	Sept 30, 2005	% Change
Banking Operations	$378	$259	46%	$1,038	$703	48%
Countrywide Warehouse Lending	12	27	(57%)	43	66	(34%)
Allocated corporate expenses	(19)	(8)	130%	(44)	(24)	86%
Total Banking segment pre-tax earnings	$371	$278	33%	$1,037	$745	39%

Table 7
Banking Operations Pre-tax Earnings (1)	Quarter Ended			Nine Months Ended
($ in millions)	Sept 30, 2006	Sept 30, 2005	% Change	Sept 30, 2006	Sept 30, 2005	% Change
Net interest income	$476	$352	35%	$1,316	$904	46%
Provision for loan losses	(28)	(45)	(38%)	(91)	(71)	28%
Non-interest income	36	40	(9%)	110	108	2%
Non-interest expense	(106)	(88)	20%	(296)	(237)	25%
Total Banking Operations pre-tax earnings	$378	$259	46%	$1,038	$703	48%

(1) Numbers may not total exactly due to rounding

Banking segment quarterly pre-tax earnings increased 33 percent year over year, driven by a 46 percent increase in Banking Operations earnings.  The increase in earnings for Banking Operations in the third quarter of 2006 was driven by a $14.8 billion increase in interest-earning assets, combined with a 25 basis point increase in the net interest margin (NIM) when compared to the same period a year ago.  The NIM of 2.28 percent increased from last year primarily as a result of the reduced impact of teaser rates earned on recently funded loans as fewer pay-option loans were originated in the third quarter of 2006 as opposed to the third quarter of 2005.

The loan loss provision was $28 million in the third quarter of 2006, a decrease from $45 million in the third quarter of 2005.   While the provision rose year over year related to increased delinquency and portfolio seasoning, this increase in provision was more than offset by declines related to hurricane Katrina, slower funding growth and payoffs.  The allowance for loan losses was $180 million at September 30, 2006 as compared to $107 million at September 30, 2005.

Delinquencies (90+ days) at September 30, 2006 were 44 basis points, an increase from 11 basis points at September 30, 2005.  The increase in delinquencies is in line with management expectations and primarily reflects the seasoning of the Bank’s loan portfolio.

Asset growth year over year was 24 percent for the third quarter of 2006 versus year-over-year growth of 109 percent for the third quarter of 2005.  The Company’s strategic plan calls for continued long-term growth in Bank assets.  However, asset growth in any given quarter could materially vary based on a number of factors.  These include general mortgage market conditions, the availability of assets which meet the Bank’s yield and credit criteria, secondary market execution alternatives and the Company’s capital and earnings considerations.  The Company has invested in new business lines to supplement its current residential mortgage operations, as evidenced by the recent introduction of its Reverse Mortgage, Commercial Real Estate Lending and Builder Finance Lending units.

For the nine months, pre-tax earnings rose 39 percent for the Banking segment, driven by a 48 percent increase in earnings from Banking Operations.  Earnings in Banking Operations increased as a result of a 38 percent increase in interest-earning assets, as well as an 11 basis point expansion in the NIM.

CAPITAL MARKETS

The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager and a commercial real estate finance group.  Financial results for the Capital Markets segment are noted below with operational metrics in the tables at the end of this release:

Table 8
Capital Markets Segment (1)	Quarter Ended			Nine Months Ended
($ in millions)	Sept 30, 2006	Sept 30, 2005	% Change	Sept 30, 2006	Sept 30, 2005	% Change
Revenues
Conduit	$121	$53	128%	$348	$221	57%
Underwriting	72	82	(13%)	222	191	16%
Commercial real estate	26	6	337%	70	45	58%
Securities trading	23	24	(2%)	84	67	25%
Brokering	10	7	56%	26	22	21%
Other	6	7	(23%)	28	15	85%
Total revenues	258	179	44%	779	561	39%
Expenses
Operating expenses	107	84	27%	303	231	31%
Allocated corporate expenses	10	3	232%	21	11	97%
Total expenses	117	87	34%	325	242	34%

Total Capital Markets segment pre-tax earnings	$141	$92	53%	$454	$319	42%

(1) Numbers may not total exactly due to rounding

Quarterly pre-tax earnings for the Capital Markets segment increased 53 percent from the third quarter last year, a solid achievement against the backdrop of a declining production market and an inverted yield curve environment.   This improvement was driven by growth in conduit revenues, primarily from an increase in the gain on sale of ARM loans, and an increase in commercial real estate mortgage revenues derived from loan sales of $1.2 billion in the current quarter compared to $0.4 billion in the comparable prior-year period.

For the nine months, pre-tax earnings in the Capital Markets segment rose 42 percent over last year to $454 million.  This growth resulted from double-digit revenue percentage increases across all revenue categories, with the most notable contributions stemming from conduit, underwriting and commercial real estate mortgage activities.  Conduit and underwriting revenue growth was driven by higher sales and securitization volume and increased margins in prime adjustable-rate mortgage products.  The

Company’s commercial real estate division continues to perform well, with year-to-date originations of $3.3 billion and sales of $3.2 billion.

INSURANCE

Countrywide’s Insurance segment includes Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company. Financial results for the Insurance segment are noted below with operational metrics in the tables at the end of this release:

Table 9
Insurance Segment Pre-tax Earnings (1)	Quarter Ended			Nine Months Ended
($ in millions)	Sept 30, 2006	Sept 30, 2005	% Change	Sept 30, 2006	Sept 30, 2005	% Change
Balboa Reinsurance Company	$60	$40	49%	$159	$120	32%
Balboa Life & Casualty	43	(68)	N/M	110	(26)	N/M
Allocated corporate expenses	(11)	(4)	170%	(24)	(15)	63%
Total Insurance segment pre-tax earnings	$91	$(32)	N/M	$245	$80	206%

(1) Numbers may not total exactly due to rounding

For the third quarter of 2006, Insurance segment pre-tax results improved year over year from a loss of $32 million to earnings of $91 million due to lower catastrophe losses in 2006 than were experienced in 2005, primarily as a result of hurricane Katrina.  Pre-tax earnings growth is also due to an increase in earned premiums, net of related losses, at Balboa Life & Casualty which have risen primarily as a result of growth in both the voluntary auto and lender-placed property lines.  Third quarter pre-tax earnings at Balboa Reinsurance were up 49 percent year over year as a result of a 27 percent increase in net premiums earned.  This increase resulted from an increase in the percentage of policies earning a higher reinsurance premium as well as overall growth of the reinsurance portfolio.

For the nine months, pre-tax earnings in the Insurance segment grew 206 percent from last year to $245 million.  This year-over-year improvement is primarily the result of fewer catastrophe losses in 2006 as compared to 2005.  For the nine months of 2005, the Insurance segment incurred total catastrophe losses of $104 million, primarily related to hurricane Katrina.

DIVIDEND DECLARATION

Countrywide’s Board of Directors declared a dividend of $0.15 per share.  The payable date on the dividend is November 30, 2006 to stockholders of record on November 13, 2006.

OUTLOOK

Management’s outlook for the last quarter of 2006 contemplates a decline in the size of the purchase mortgage market beyond typical seasonality, a potential increase in refinance volume, a competitive front-end pricing paradigm for mortgage products, a reduction in origination volumes of higher-margin pay-option loans, and a wide range for servicing earnings given the potential for continued volatility of interest rates.

EARNINGS GUIDANCE

Countrywide’s guidance for 2006 has been revised.  Details, as well as prior guidance, are as follows:

Table 10	Revised Guidance			Previous Guidance
	Oct. 24, 2006			July 25, 2006
CFC Consolidated Earnings
Diluted EPS	$4.10	to	$4.50	$4.00	to	$4.80

Market
Total mortgage market	$2.7 Tr	to	$2.9 Tr	$2.4 Tr	to	$2.8 Tr
Average 10-year U.S. Treasury yield	4.70%	to	5.00%	4.70%	to	5.20%

CFC Segments
Mortgage Banking pre-tax earnings	$1.85 Bn	to	$2.20Bn	$2.0 Bn	to	$2.6 Bn
Other Businesses’ pre-tax earnings (1)	$2.3 Bn	to	$2.4 Bn	$2.10 Bn	to	$2.35 Bn

Production
Company-wide loan production market share (2)	16.0%	to	16.3%	16.7%	to	17.0%
Company-wide loan origination volume (2)	$430 Bn	to	$470 Bn	$400 Bn	to	$475 Bn
Loan production sector pre-tax margins (3)	20 bps	to	30 bps	20 bps	to	40 bps

Servicing
Average loan servicing portfolio (4)	$1.20 Tr	to	$1.21 Tr	$1.2 Tr	to	$1.25 Tr
Loan servicing sector pre-tax margins	6 bps	to	7.5 bps	5.0 bps	to	9.0 bps

(1) Includes the Banking, Capital Markets, Insurance and Global Operations segments

(2) Includes production from the Mortgage Banking, Banking and Capital Markets segments

(3) Denominator is based on company-wide loan origination volume

(4) Total portfolio, including retained servicing, inventory, Bank portfolio and subservicing

The guidance revisions reflect actual results for nine months of 2006.  The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.  Management expects to provide guidance regarding its outlook for 2007 when it reports fourth quarter 2006 results, which is anticipated to occur near the end of January 2007.

Conference Call

Please note that the Company will not be providing a presentation to accompany the conference call.  Instead, the Company now includes tables in the press release, which contain information previously disclosed in the slide presentation. Therefore, management strongly recommends that conference call participants have a copy of the press release when listening to the conference call, as management will be referring to the various tables contained within the release.

Countrywide will host a live conference call to discuss quarterly results today at 12:00 pm Eastern.  The dial-in number for the live conference call is (800) 230-1951 (U.S.) or (612) 288-0337 (International).  The management discussion will be available for replay through midnight Eastern on Tuesday, November 7, 2006.  The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 843898, respectively.

About Countrywide

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500.  Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.  This press release does not constitute an offer of any securities for sale.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in thousands, except per share data)	2006	2005	Change	2006	2005	Change
	(unaudited)			(unaudited)
Revenues
Gain on sale of loans and securities	$1,373,901	$1,284,992	7%	$4,262,529	$3,792,152	12%

Interest income	3,288,160	2,240,183	47%	8,727,498	5,497,755	59%
Interest expense	(2,489,190)	(1,588,994)	57%	(6,543,619)	(3,814,165)	72%
Net interest income	798,970	651,189	23%	2,183,879	1,683,590	30%
Provision for loan losses	(37,996)	(54,834)	(31)%	(163,032)	(91,557)	78%
Net interest income after provision for loan losses	760,974	596,355	28%	2,020,847	1,592,033	27%

Loan servicing fees and other income from mortgage servicing rights and retained interests	1,228,541	1,103,533	11%	3,635,587	3,095,040	17%
Realization of expected cash flows from mortgage servicing rights	(807,356)	—	N/M	(2,314,055)	—	N/M
Amortization of mortgage servicing rights	—	(653,351)	N/M	—	(1,607,911)	N/M
Change in fair value of mortgage servicing rights	(1,067,320)	—	N/M	479,963	—	N/M
Recovery of mortgage servicing rights	—	915,364	N/M	—	86,458	N/M
Impairment of retained interests	(141,857)	(61,697)	130%	(211,013)	(296,396)	(29)%
Servicing hedge gains (losses)	1,034,353	(837,241)	N/M	(472,591)	(242,375)	95%
Net loan servicing fees and other income from mortgage servicing rights and retained interests	246,361	466,608	(47)%	1,117,891	1,034,816	8%

Net insurance premiums earned	300,774	240,079	25%	864,793	655,075	32%
Other	140,485	123,584	14%	392,599	350,370	12%
Total revenues	2,822,495	2,711,618	4%	8,658,659	7,424,446	17%

Expenses
Compensation	1,138,901	988,614	15%	3,357,426	2,625,236	28%
Occupancy and other office	257,908	228,263	13%	764,319	642,056	19%
Insurance claims	101,951	183,758	(45)%	328,802	348,479	(6)%
Advertising and promotion	68,955	56,412	22%	194,871	165,206	18%
Other	218,568	202,893	8%	663,643	507,913	31%
Total expenses	1,786,283	1,659,940	8%	5,309,061	4,288,890	24%

Earnings before income taxes	1,036,212	1,051,678	(1)%	3,349,598	3,135,556	7%
Provision for income taxes	388,648	417,793	(7)%	1,296,333	1,246,361	4%

NET EARNINGS	$647,564	$633,885	2%	$2,053,265	$1,889,195	9%

Earnings per Share:
Basic	$1.06	$1.07	(1)%	$3.38	$3.21	5%
Diluted	$1.03	$1.03	0%	$3.29	$3.07	7%

Weighted Average Shares Outstanding:
Basic	612,168	594,130	3%	607,233	588,663	3%
Diluted	627,572	616,992	2%	624,709	614,782	2%

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2006	December 31, 2005	% Change
	(unaudited)

Assets
Cash	$1,583,722	$1,031,108	54%
Mortgage loans held for sale	28,877,092	36,808,185	(22)%
Trading securities owned, at fair value	15,971,469	10,314,384	55%
Trading securities pledged as collateral, at fair value	3,465,175	668,189	419%
Securities purchased under agreements to resell, securities borrowed and federal funds sold	25,103,616	23,317,361	8%
Loans held for investment, net of allowance for loan losses of $207,987 and $189,201, respectively	80,796,708	69,865,447	16%
Investments in other financial instruments, at fair value	12,193,051	11,260,725	8%
Mortgage servicing rights, at fair value	15,018,415	—	N/M
Mortgage servicing rights, net	—	12,610,839	N/M
Premises and equipment, net	1,569,894	1,279,659	23%
Other assets	8,615,430	7,929,473	9%

Total assets	$193,194,572	$175,085,370	10%

Liabilities
Notes payable	$67,632,078	$76,187,886	(11)%
Securities sold under agreements to repurchase and federal funds purchased	37,710,297	34,153,205	10%
Trading securities sold, not yet purchased, at fair value	3,395,686	2,285,171	49%
Deposit liabilities	55,895,651	39,438,916	42%
Accounts payable and accrued liabilities	8,526,122	6,358,158	34%
Income taxes payable	4,935,590	3,846,174	28%

Total liabilities	178,095,424	162,269,510	10%

Commitments and contingencies	—	—	—

Shareholders’ Equity

Preferred stock — authorized, 1,500,000 shares of $0.05 par value; none issued and outstanding	—	—	—
Common stock — authorized, 1,000,000,000 shares of $0.05 par value; issued, 617,027,520 shares and 600,169,268 shares at September 30, 2006 and December 31, 2005, respectively; outstanding, 616,748,918 shares and 600,030,686 shares at September 30, 2006 and December 31, 2005, respectively	30,851	30,008	3%
Additional paid-in capital	3,435,882	2,954,019	16%
Accumulated other comprehensive income	14,878	61,114	(76)%
Retained earnings	11,617,537	9,770,719	19%

Total shareholders’ equity	15,099,148	12,815,860	18%

Total liabilities and shareholders’ equity	$193,194,572	$175,085,370	10%

(more)

COUNTRYWIDE FINANCIAL CORPORATION
LOANS HELD FOR INVESTMENT, NET, OTHER ASSETS AND
MORTGAGE SERVICING RIGHTS

	September 30,	December 31,	%
(in thousands)	2006	2005	Change
	(unaudited)
Loans Held for Investment, Net
Mortgage loans	$75,197,246	$63,803,209	18%
Warehouse lending advances secured by mortgage loans	3,014,933	3,943,046	(24)%
Defaulted mortgage loans repurchased from securitizations	1,567,152	1,370,169	14%
	79,779,331	69,116,424	15%
Purchase premium and deferred loan origination fees and costs, net	1,225,364	938,224	31%
Allowance for loan losses	(207,987)	(189,201)	10%

Total loans held for investment, net	$80,796,708	$69,865,447	16%

Other Assets
Reimbursable servicing advances, net	$1,682,280	$1,947,046	(14)%
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	1,450,249	1,334,100	9%
Interest receivable	956,632	777,966	23%
Securities broker-dealer receivables	899,237	392,847	129%
Receivables from custodial accounts	612,589	629,075	(3)%
Derivative margin accounts	380,749	296,005	29%
Capitalized software, net	340,694	331,454	3%
Cash surrender value of assets held in trust for deferred compensation plan	306,138	224,884	36%
Restricted cash	295,871	429,556	(31)%
Prepaid expenses	247,694	187,377	32%
Real estate acquired in settlement of loans	190,731	110,499	73%
Receivables from sale of securities	101,533	325,327	(69)%
Other assets	1,151,033	943,337	22%

Total other assets	$8,615,430	$7,929,473	9%

Mortgage Servicing Rights
Balance at December 31, 2005, net of impairment reserve	$12,610,839
Remeasurement to fair value upon adoption of SFAS 156	109,916
Balance at January 1, 2006, at fair value	12,720,755
Additions:
Purchases of servicing assets	48,817
Servicing resulting from transfers of financial assets	4,082,935
	4,131,752
Change in fair value:
Due to changes in valuation inputs or assumptions used in valuation model (1)	479,963
Other changes in fair value (2)	(2,314,055)

Balance at September 30, 2006, at fair value	$15,018,415

(1)                                  Mostly reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)                                  Represents changes due to realization of expected cash flows.

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COUNTRYWIDE FINANCIAL CORPORATION
INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	September 30,	December 31,	%
(in thousands)	2006	2005	Change
	(unaudited)
Investments in Other Financial Instruments, at Fair Value
Available-for-sale securities:
Mortgage-backed securities	$6,121,615	$6,866,520	(11)%
Obligations of U.S. Government-sponsored enterprises	694,668	547,715	27%
Municipal bonds	387,292	369,748	5%
U.S. Treasury securities	188,328	144,951	30%
Other	2,836	3,109	(9)%

Subtotal	7,394,739	7,932,043	(7)%

Interests retained in securitization accounted for as available-for-sale securities:
Prime interest-only and principal-only securities	292,537	323,368	(10)%
Nonprime residual securities	163,360	206,033	(21)%
Prime home equity line of credit transferor’s interest	157,346	158,416	(1)%
Prepayment penalty bonds	70,018	112,492	(38)%
Prime home equity residual securities	53,386	124,377	(57)%
Prime home equity interest-only securities	8,626	15,136	(43)%
Prime residual securities	8,550	21,383	(60)%
Nonprime interest-only securities	4,845	9,455	(49)%
Subordinated mortgage-backed pass-through securities	1,752	2,059	(15)%
Total interests retained in securitization accounted for as available-for-sale securities	760,420	972,719	(22)%

Total available-for-sale securities	8,155,159	8,904,762	(8)%

Interests retained in securitization accounted for as trading securities:
Prime home equity residual securities	805,371	757,762	6%
Prime interest-only and principal-only securities	453,187	180,216	151%
Prime home equity line of credit transferor’s interest	412,534	95,514	332%
Nonprime residual securities	405,582	341,106	19%
Prepayment penalty bonds	92,775	—	N/M
Prime residual securities	29,904	43,244	(31)%
Prime home equity interest-only securities	18,099	—	N/M
Interest rate swaps	2,083	782	166%
Total interests retained in securitization accounted for as trading securities	2,219,535	1,418,624	56%

Hedging instruments and mortgage pipeline derivatives:
Mortgage servicing related	1,401,688	741,156	89%
Notes payable related	305,384	107,085	185%
Mortgage loans held for sale and pipeline related	111,285	89,098	25%
Total investments in other financial instruments	$12,193,051	$11,260,725	8%

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COUNTRYWIDE FINANCIAL CORPORATION
SELECTED OPERATING DATA
(Unaudited)

	Quarters Ended			Nine Months Ended
	September 30,		%	September 30,		%
(dollar amounts in millions)	2006	2005	Change	2006	2005	Change
Production by segment:
Mortgage Banking	$106,252	$131,126	(19)%	$303,339	$311,029	(2)%
Capital Markets - conduit acquisitions	4,322	5,083	(15)%	14,942	12,399	21%
Banking Operations	3,133	9,801	(68)%	15,453	34,389	(55)%
Total Mortgage Loan Fundings	113,707	146,010	(22)%	333,734	357,817	(7)%
Commercial real estate	1,346	1,113	21%	3,309	2,409	37%
Total Loan Fundings	$115,053	$147,123	(22)%	$337,043	$360,226	(6)%

Number of loans produced	619,040	772,114	(20)%	1,813,565	1,978,559	(8)%

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	5,761,323	6,093,962	(5)%	17,539,426	16,702,096	5%

	September 30,		%
	2006	2005	Change
Mortgage loan pipeline
(loans-in-process)	$65,316	$76,821	(15)%

Loan servicing portfolio (1)	$1,244,311	$1,047,623	19%

Number of loans serviced (1)	7,964,033	7,203,562	11%

MSR portfolio (2)	$1,118,117	$922,374	21%

Assets of Banking Operations
(in billions)	$88	$71	24%

(1)        Includes loans held for sale, loans held for investment and loans serviced for others, including those under subservicing agreements.

(2)        Represents loan servicing portfolio reduced by loans held for sale, loans held for investment and subservicing.

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COUNTRYWIDE FINANCIAL CORPORATION
QUARTERLY SEGMENT ANALYSIS
(Unaudited)

	Quarter Ended September 30, 2006
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,165,716	$(26)	$—	$1,165,690	$—	$181,096	$—	$—	$27,115	$1,373,901
Net interest income after provision for loan losses	155,055	74,032	1,823	230,910	462,684	55,500	11,478	922	(520)	760,974
Net loan servicing fees (1)	—	256,407	—	256,407	(372)	1,562	(945)	209	(10,500)	246,361
Net insurance premiums earned	—	—	—	—	—	—	300,774	—	—	300,774
Other revenue (2)	92,196	11,909	72,539	176,644	40,209	19,829	15,541	14,305	(126,043)	140,485
Total revenues	1,412,967	342,322	74,362	1,829,651	502,521	257,987	326,848	15,436	(109,948)	2,822,495
Expenses	1,132,283	218,949	54,492	1,405,724	131,715	116,888	235,505	11,985	(115,534)	1,786,283

Earnings (loss) before income taxes	$280,684	$123,373	$19,870	$423,927	$370,806	$141,099	$91,343	$3,451	$5,586	$1,036,212

	Quarter Ended September 30, 2005
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,173,687	$6,572	$—	$1,180,259	$—	$97,173	$—	$—	$7,560	$1,284,992
Net interest income after provision for loan losses	140,697	26,930	926	168,553	338,834	71,599	12,781	914	3,674	596,355
Net loan servicing fees (3)	—	447,363	—	447,363	—	1,206	—	26,655	(8,616)	466,608
Net insurance premiums earned	—	—	—	—	—	—	240,079	—	—	240,079
Other revenue (2)	69,874	(10,507)	75,091	134,458	42,347	8,985	11,034	30,572	(103,812)	123,584
Total revenues	1,384,258	470,358	76,017	1,930,633	381,181	178,963	263,894	58,141	(101,194)	2,711,618
Expenses	970,527	212,692	44,878	1,228,097	102,917	86,921	296,013	49,988	(103,996)	1,659,940

Earnings (loss) before income taxes	$413,731	$257,666	$31,139	$702,536	$278,264	$92,042	$(32,119)	$8,153	$2,802	$1,051,678

(1)                   Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, change in fair value of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)                   Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.

(3)                   Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

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COUNTRYWIDE FINANCIAL CORPORATION
YEAR-TO-DATE SEGMENT ANALYSIS
(Unaudited)

	Nine Months Ended September 30, 2006
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$3,634,411	$2,635	$—	$3,637,046	$—	$576,249	$—	$—	$49,234	$4,262,529
Net interest income after provision for loan losses	375,682	159,604	6,484	541,770	1,273,707	156,252	40,154	2,439	6,525	2,020,847
Net loan servicing fees (1)	—	1,130,633	—	1,130,633	529	4,315	(1,610)	12,033	(28,009)	1,117,891
Net insurance premiums earned	—	—	—	—	—	—	864,793	—	—	864,793
Other revenue (2)	226,917	20,682	218,271	465,870	123,627	41,976	38,608	51,244	(328,726)	392,599
Total revenues	4,237,010	1,313,554	224,755	5,775,319	1,397,863	778,792	941,945	65,716	(300,976)	8,658,659
Expenses	3,347,613	662,180	156,453	4,166,246	360,600	324,530	696,912	49,277	(288,504)	5,309,061

Earnings (loss) before income taxes	$889,397	$651,374	$68,302	$1,609,073	$1,037,263	$454,262	$245,033	$16,439	$(12,472)	$3,349,598

	Nine Months Ended September 30, 2005
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$3,424,536	$29,475	$—	$3,454,011	$(808)	$320,568	$—	$—	$18,381	$3,792,152
Net interest income after provision for loan losses	472,716	(42,002)	2,374	433,088	897,758	212,486	35,904	2,747	10,050	1,592,033
Net loan servicing fees (3)	—	964,702	—	964,702	—	3,387	5,881	82,385	(21,539)	1,034,816
Net insurance premiums earned	—	—	—	—	—	—	655,075	—	—	655,075
Other revenue (2)	175,797	(16,926)	203,468	362,339	125,555	24,545	39,475	84,326	(285,870)	350,370
Total revenues	4,073,049	935,249	205,842	5,214,140	1,022,505	560,986	736,335	169,458	(278,978)	7,424,446
Expenses	2,515,526	571,291	126,707	3,213,524	277,140	242,046	656,169	151,945	(251,934)	4,288,890

Earnings (loss) before income taxes	$1,557,523	$363,958	$79,135	$2,000,616	$745,365	$318,940	$80,166	$17,513	$(27,044)	$3,135,556

(1)                                  Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, change in fair value of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)                                  Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.

(3)                                  Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

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COUNTRYWIDE FINANCIAL CORPORATION
BANKING OPERATIONS
PAY-OPTION LOANS HELD FOR INVESTMENT AND
PRODUCTION OF LOANS HELD FOR INVESTMENT BY CHANNEL
(Unaudited)

(in thousands)	September 30, 2006	December 31, 2005	September 30, 2005
Pay-option loans held for investment:
Total pay-option loan portfolio	$35,392,562	$26,101,306	$21,909,486
Pay-option loans with accumulated negative amoritzation:
Principal	$29,585,875	$13,963,721	$7,893,817
Accumulated negative amortization (from original loan balance)	$471,325	$74,748	$25,487

	Quarters Ended September 30,		%	Nine Months Ended September 30,		%
(in thousands)	2006	2005	Change	2006	2005	Change

Interest deferred during the period	$214,776	$36,565	487%	$480,776	$54,017	790%

	Quarters Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in millions)	2006	2005	Change	2006	2005	Change

Production of loans held for investment by channel:
Correspondent Lending	$1,472	$2,848	(48)%	$7,262	$11,618	(37)%
Consumer Markets	1,215	2,438	(50)%	2,069	6,533	(68)%
Wholesale Lending	446	4,515	(90)%	6,122	16,238	(62)%
Total production of loans held for investment by channel	$3,133	$9,801	(68)%	$15,453	$34,389	(55)%

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COUNTRYWIDE FINANCIAL CORPORATION
BANKING OPERATIONS
SUMMARY INFORMATION, AVERAGE BALANCE SHEET AND LOAN QUALITY
(Unaudited)

Summary Information	September 30,
(dollar amounts in millions)	2006	2005
New retail deposits produced	$3,242	$2,659
After-tax return on average assets	1.08%	0.89%
After-tax return on average equity	16.6%	14.6%

Period End:
Total assets	$88,104	$71,013
Total equity	$6,131	$5,020
Total investment loan portfolio, net	$76,304	$61,742
Non-performing assets as % of total loans	0.45%	0.12%

Average Balance Sheet
	Quarter Ended September 30, 2006			Quarter Ended September 30, 2005
		Interest			Interest
	Average	Income/	Annualized	Average	Income/	Annualized
(dollar amounts in thousands)	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate

Interest-earning assets
Home loans
Pay-option ARMs	$35,803,653	$624,284	6.97%	$19,850,668	$225,856	4.55%
Hybrid & other 1st liens	21,021,647	285,065	5.42%	24,435,058	303,573	4.97%
Home equity loans	19,680,202	414,461	8.38%	17,281,410	305,951	7.03%
Other assets	8,038,726	98,704	4.90%	8,168,417	90,594	4.43%
Total interest-earning assets	$84,544,228	$1,422,514	6.72%	$69,735,553	$925,974	5.30%

Interest-bearing liabilities
Money market & savings deposits	$7,452,742	$96,021	5.11%	$2,960,419	$28,477	3.82%
Escrow deposits	16,591,425	213,147	5.10%	13,797,445	114,785	3.30%
Time deposits (CDs)	29,550,865	359,323	4.82%	17,875,852	165,013	3.66%
FHLB advances	22,299,799	253,617	4.51%	25,587,856	227,668	3.53%
Other borrowings	1,778,435	24,064	5.37%	4,285,210	37,727	3.49%
Total interest-bearing liabilities	$77,673,266	$946,172	4.83%	$64,506,782	$573,670	3.53%

Net interest spread			1.89%			1.77%
Net interest margin			2.28%			2.03%

Loan Quality (1)
	September 30, 2006			September 30, 2005
	LTV	CLTV	FICO	LTV	CLTV	FICO
Pay-option ARMs	75%	78%	721	74%	78%	720
Hybrid & other 1st liens	74%	79%	734	75%	79%	736
Home equity loans	20%	81%	731	19%	79%	728

(1)                                  At time of origination; LTV=loan-to-value ratio; CLTV=combined LTV, which included second mortgages at time of origination; FICO is a commonly used credit scoring measure

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COUNTRYWIDE FINANCIAL CORPORATION
OTHER OPERATIONS
CAPITAL MARKETS SECURITIES TRADING VOLUME AND INSURANCE SEGMENT
(Unaudited)

	Quarters Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in millions)	2006	2005	Change	2006	2005	Change

Capital Markets Securities Trading Volume: (1)
Mortgage-backed securities	$539,165	$515,819	5%	$1,638,393	$1,403,555	17%
U.S. Treasury securities	300,408	380,358	(21)%	965,335	1,104,291	(13)%
Asset-backed securities	63,650	43,144	48%	125,387	113,044	11%
Other	29,687	32,052	(7)%	116,486	66,598	75%
Total securities trading volume	$932,910	$971,373	(4)%	$2,845,601	$2,687,488	6%

Insurance Segment
	Quarters Ended			Nine Months Ended
	September 30,		%	September 30,		%
(dollar amounts in millions)	2006	2005	Change	2006	2005	Change
Balboa Life & Casualty:
Lender-placed net premiums earned	$141	$111	27%	$390	$334	17%
Voluntary net premiums earned	$103	$84	22%	$311	$190	63%
Loss ratio	40%	88%		43%	61%
Combined ratio	81%	136%		84%	108%

	Quarters Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2006	2005	Change	2006	2005	Change
Balboa Reinsurance:
(in millions)
Reinsurance net earned premiums	$57	$45	27%	$164	$131	25%

(in billions)
Period End:
Loans in CFC servicing portfolio covered by
Balboa Reinsurance	$87	$74	18%

(1)                                  Includes trades with Mortgage Banking Segment.